Exhibit 99.1

                                                               [CDEX, Inc. LOGO]
                                                   INNOVATIONS FOR A SAFER WORLD

February 25, 2009 -- CDEX and Decatur Electronics Announce Signing of Master Distribution Agreement for CDEX's ID2 Meth Scanner(TM)

Leading supplier of electronic devices to law enforcement agencies will market the methamphetamine scanner globally.

Tucson, Arizona - February 25, 2009 - CDEX Inc. (OTCBB:CEXI) www.cdexinc.com, announces the signing of a three-year Master Distribution Agreement with Decatur Electronics, Inc. to market its ID2 Meth Scanner and future illicit drug detection devices on a global basis. The Agreement provides an exclusive marketing right to Decatur in the USA and Canadian markets and on a non-exclusive basis worldwide. Decatur will market to law enforcement agencies at federal, state and local levels, prison and jail facilities, Department of Defense and Homeland Security agencies.

Decatur Electronics, www.decaturradar.com, headquartered in Decatur, Illinois is a leading manufacturer of radar speed detectors and in-car video surveillance equipment for law enforcement applications. Decatur was recently purchased by Bowmer & Kirkland, Ltd., www.bandk.co.uk, a U.K.-based, international holding company with extensive positions in global security markets. B&K annual sales exceed $1.5 billion.

Kris Pearson, Director of Marketing for Decatur, talked about the partnership. "The ID2 Meth Scanner brings an exciting new technology to Decatur Electronics' product offerings. We are continuously seeking new ways to help our law enforcement partners and the technology provided by CDEX elevates this commitment. The ID2 is a safe, highly reliable device that police and others can use to detect illicit drugs. Decatur also eagerly anticipates new product development and ongoing product enhancements with CDEX. This technology will provide new applications for our law enforcement partners. We look forward to bringing the ID2 Meth Scanner and other CDEX products to our more than 18,000 police, school, military, and other security customers worldwide."

Steve Schmidt, VP CDEX Security Division, emphasized the significance of the Agreement. "We are very excited about this development for the future of our illicit drug detectors business. Decatur is a perfect partner for CDEX, based on their track record, market presence and aggressive growth strategies. They developed the first police speed radar device more than 50 years ago and have been the market leader since. They are an ISO-9001 certified manufacturer and known for quality products and service. We are particularly impressed with Decatur's large, nationwide direct sales force whose members nearly all have a law enforcement background. They are excited about selling the ID2 Meth Scanner following a substantial market trial and testing period and are enthused about additional future products, including the ID2 Narcolyzer(TM), which is in final development stages."

Mr. Schmidt went on to say, "Decatur is a Federal GSA supplier and very savvy about developing case law for their products. The ID2 Meth Scanner will be co-branded by CDEX and Decatur and will be featured at Decatur trade shows and in marketing collateral and promotions. Decatur will introduce our products to their international operations around the world through B&K."

4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com

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                                                               [CDEX, Inc. LOGO]
                                                   INNOVATIONS FOR A SAFER WORLD

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed(TM) product line provides life-saving validation of high-risk medications and returned narcotics. The ID2 (TM) product line detects trace amounts or illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in SEC filings. For more information, visit www.cdexinc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans, " "may," "believes," "should," "intends," and similar words. These statements pose risks and uncertainties that cannot be accurately predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.



4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com